SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			MAS ACQUISITION I CORP. /DE/
		CENTRAL INDEX KEY:			0001022409
		STANDARD INDUSTRIAL CLASSIFICATION:	[]
		IRS NUMBER:				35-1990509
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		5
		SEC ACT:		1934 Act
		SEC FILE NUMBER:	000-28772
		FILM NUMBER:

	BUSINESS ADDRESS:
		STREET 1:		1922 North Bedford Ave.
		CITY:			Evansville
		STATE:			IN
		ZIP:			47711
		BUSINESS PHONE:		812-468-8250

	MAIL ADDRESS:
		STREET 1:		1922 North Bedford Ave.
		CITY:			Evansville
		STATE:			IN
		ZIP:			47711

REPORTING-OWNER:
COMPANY DATA:
	COMPANY CONFORMED NAME:			MAS Financial Corp.
	CENTRAL INDEX KEY:
	STANDARD INDUSTRIAL CLASSIFICATION:	 []
RELATIONSHIP: 10% OWNER

FILING VALUES:
	FORM TYPE:		5

BUSINESS ADDRESS:
	STREET		 1922 North Bedford Ave.
	CITY:			Evansvile
	STATE:			IN
	ZIP:			47711
	BUSINESS PHONE:		812-468-8250

[DESCRIPTION]ANNUAL STATEMENT OF CHANGES
               IN BENEFICIAL OWNERSHIP

FORM 5

/ /  Check box if no longer                              OMB APPROVAL
     subject to Section 16.                          OMB NUMBER: 3235-0362
     Form 4 or Form 5                             EXPIRES: SEPTEMBER 30, 1998
     obligations may continue.                      ESTIMATED AVERAGE BURDEN
     See Instruction 1(b)                            HOURS PER RESPONSE 1.0

/ /  Form 3 Holdings Reported

/ /  Form 4 Transactions Reported


                          U.S. SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

     MAS Financial Corp.
     (Last)                         (First)                   (Middle)

     1922 North Bedford Ave.
     (Street)

     Evansville                       IN                        47711
     (City)                         (State)                     (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     MAS Acquisition I Corp.
     (Common Stock: No Trading Symbol)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     12/96

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (   )  Director                              ( V )  10% Owner
     (   )  Officer (give title below)            (   )  Other (specify below)

     President, Chief Executive Officer and Treasurer

7.   Individual or Joint/Group Filing (Check applicable line)

     ( V )  Form filed by One Reporting Person
     (   )  Form filed by More than One Reporting Person

* If Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                           (Print or Type Responses)                    Page 1

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security                  2.  Transaction Date
    (Instr. 3)                             (Month/Day/Year)
- -------------------------------------  -----------------------
a.  Common Stock, par value $.001           08/15/1996
- -------------------------------------  -----------------------

b.
- -------------------------------------  -----------------------

c.
- -------------------------------------  -----------------------

d.
- -------------------------------------  -----------------------

e.
- -------------------------------------  -----------------------

f.
- -------------------------------------  -----------------------

3.  Transaction  4.  Securities Acquired (A) or
     Code                 Disposed of (D)
     (Instr. 8)           (Instr. 3, 4 and 5)
                     -------------------------------------------
                         Amount      (A) or (D)      Price
- -----------------  -------------  -------------  -------------
a. P                   8,500,000      A              $8,500
- -----------------  -------------  -------------  -------------

b.
- -----------------  -------------  -------------  -------------

c.
- -----------------  -------------  -------------  -------------

d.
- -----------------  -------------  -------------  -------------

e.
- -----------------  -------------  -------------  -------------

f.
- -----------------  -------------  -------------  -------------


5.  Amount of Securities        6. Ownership Form:  7. Nature of Indirect
    Benificially Owned             Direct (D) or       Beneficial Ownership
    at End of Issuer's Fiscal      Indirect (I)        (Instr. 4)
    Year                           (Instr. 4)
    (Instr. 3 and 4)

- -----------------------------  ------------------  -----------------------
a. 8,500,000                       D
- -----------------------------  ------------------  -----------------------

b.
- -----------------------------  ------------------  -----------------------

c.
- -----------------------------  ------------------  -----------------------

d.
- -----------------------------  ------------------  -----------------------

e.
- -----------------------------  ------------------  -----------------------

f.
- -----------------------------  ------------------  -----------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                    Page 2


     Table II - Derivative Securities Acquired, Disposed of, or
                             Beneficially Owned
                (e.g, puts, calls, warrants, options, convertible securities)

1. Title of     2. Conver-    3. Transac- 4. Transac-   5. Number of
   Derative        sion or       sion        sion          Derivative
   Security        Exercise      Date        Code          Securities
   (Instr. 3)      Price         (Month/                   Acquired (A) or
                   of            Day/        (Instr. 8)    Disposed of (D)
                   Derivative    Year)                     (Instr. 3, 4 and 5)
                   Security                                --------------------
                                                                                                     (A)               (D)
- ------------  --------------  ----------  -------------  --------- ----------
a.
- ------------  --------------  ----------  -------------  --------- ----------

b.
- ------------  --------------  ----------  -------------  --------- ----------

c.
- ------------  --------------  ----------  -------------  --------- ----------

d.
- ------------  --------------  ----------  -------------  --------- ----------

e.
- ------------  --------------  ----------  -------------  --------- ----------

f.
- ------------  --------------  ----------  -------------  --------- ----------


6. Date Exercisable         7. Title and Amount of Underlying   8. Price of
   and Expiration              Securities                          Derivative
   Date                       (Instr. 3 and 4)                     Security
   (Month/Day/Year)                                                (Instr. 5)

- ---------------------------  ---------------------------------
   Date           Expiration      Title           Amount or
   Exercisable    Date                            Number of
                                                  Shares
- --------------- -----------  -----------------  --------------  -------------
a.
- --------------- -----------  -----------------  --------------  -------------

b.
- --------------- -----------  -----------------  --------------  -------------

c.
- --------------- -----------  -----------------  --------------  -------------

d.
- --------------- -----------  -----------------  --------------  -------------

e.
- --------------- -----------  -----------------  --------------  -------------

f.
- --------------- -----------  -----------------  --------------  -------------

9. Number of        10. Ownership         11. Nature of
   Derivative           of Deriva-            Indirect
   Securities           tive                  Beneficial
   Beneficially         Security:             Ownership
   Owned at             Direct (D)            (Instr. 4)
   End of Year          or Indirect
   (Instr. 4)           (I) (Instr. 4)

-------------------  --------------------  -----------------
a.
-------------------  --------------------  -----------------

b.
-------------------  --------------------  -----------------

c.
-------------------  --------------------  -----------------

d.
-------------------  --------------------  -----------------

e.
-------------------  --------------------  -----------------

f.
-------------------  --------------------  -----------------


Explanation of Responses:

(1) The options were all granted on October 1, 1996 under the issuer's 1996 stock option plan and have 10 year terms (unless the reporting person's employment with the issuer terminates earlier). 20% of the options become exercisable on each of the 1st, 2nd, 3rd, 4th and 5th anniversaries of the date of grant.


/s/ Aaron Tsai                                          June 18, 1997
- -------------------------------                   ----------------------
** Signature of Reporting Person                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                           (Print or Type Responses)                    Page 3